EXHIBIT 23.2

The Board of Directors

FGIC Corporation:

We consent to the use of our report dated February 14, 2003, with respect to the consolidated balance sheets of FGIC Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2002, included in Pre-Effective Amendment No. 1 to the Form S-3 (333-107747) Registration Statement of The PMI Group, Inc. (the “Registrant”) and to the reference to our firm under the heading “Experts” in both the Common Stock Prospectus Supplement and the Hybrid Income Term Security Units Prospectus Supplement of the Registrant.

(Signed) KPMG LLP

New York, New York

September 26, 2003